Exhibit 99.1

PRESS RELEASE

Westbury Bancorp, Inc.

200 South Main Street

West Bend, Wisconsin 53095

For Additional Information Contact:

Raymond F. Lipman, President and Chief Executive Officer

(262) 334-5563

WESTBURY BANCORP, INC. COMPLETES $50.9 MILLION STOCK OFFERING

West Bend, Wisconsin, April 9, 2013 — Westbury Bancorp, Inc. (the “Company”), the holding company for Westbury Bank, announced that it completed its stock offering in connection with the mutual-to-stock conversion of WBSB Bancorp, MHC (the “MHC”) on April 9, 2013.  Shares of the Company’s common stock are expected to begin trading on April 10, 2013 on the Nasdaq Capital Market under the trading symbol “WBB.”

The Company sold 5,091,625 shares of common stock at $10.00 per share in its subscription offering for gross offering proceeds of $50.9 million, including 411,403 shares purchased by Westbury Bank’s employee stock ownership plan.  In addition, the Company contributed 50,916 shares and $490,840 in cash to a charitable foundation established by Westbury Bank in connection with the conversion.  As previously announced, the offering was oversubscribed in the first category of the subscription offering by eligible account holders as of June 30, 2011.  Information regarding the allocation of common stock in the subscription offering is available online at https://allocations.kbw.com and through the stock information center at (877) 860-2070 (toll free).  The stock information center is open weekdays from 9:00 a.m. until 5:00 p.m., Central time.  Certificates reflecting the shares purchased in the subscription offering and refund checks for any subscribers not receiving all shares ordered are expected to be mailed on or about April 10, 2013.

Ray Lipman, Chairman, President and Chief Executive Officer of Westbury Bancorp, Inc. and Westbury Bank, said: “I would like to again extend our appreciation to our employees for their dedication to our continued success, and to our customers and the communities we serve for their loyalty and support in achieving our very successful offering.  We look forward to continuing our tradition of service with our local neighborhood brand of banking.”

Keefe, Bruyette & Woods, Inc. (“KBW”) acted as selling agent in the subscription offering and as financial advisor to the Company and the MHC in connection with the conversion.  Luse Gorman Pomerenk & Schick, P.C. served as legal counsel to the Company and the MHC.  Kilpatrick Townsend & Stockton LLP served as legal counsel to KBW.

Westbury Bancorp, Inc. is a savings and loan holding company and the parent company of Westbury Bank.  Westbury Bank is a federally-chartered savings bank headquartered in West Bend, Wisconsin.  Originally chartered in 1926, Westbury Bank serves the banking needs of individuals and businesses through its 12 branches and 2 home loan centers located in Washington, Waukesha and Milwaukee Counties, Wisconsin.  Additional information about Westbury Bank is available on the internet at www.westburybankwi.com.

This news release contains forward-looking statements within the meaning of the federal securities laws.  Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results.  These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions.  Westbury Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.